Exhibit 99.1

Gain Therapeutics Inc. 4800 Hampden Ln, St 200 Bethesda, MD 20814 www.gaintherapeutics.com

GAIN THERAPEUTICS PRESENTS POSITIVE IN VITRO & IN VIVO DATA ON ITS ORALLY BIOAVAILABLE BRAIN PENETRANT STAR COMPOUNDS FOR THE TREATMENT OF GBA1 PARKINSON’S DISEASE & RELATED α-SYNUCLEOPATHIES AT THE XXVI IAPRD WORLD CONGRESS

Compounds reverse the neurodegenerative process observed in a Parkinson’s disease in vivo model Compounds are novel allosteric regulators that bind, stabilize and restore activity of mutated GCase Compounds decrease both phosphorylated and aggregated α-synuclein levels in vitro and in vivo

BETHESDA, Md., May 3, 2021 – Gain Therapeutics, Inc. (NASDAQ: GANX) (“Gain”), a biotechnology company focused on redefining drug discovery by using super-computational methods to target allosteric binding sites and guide enzymes back to their proper shape, today announced new pre-clinical data from its GBA1 Parkinson’s disease program. The findings were highlighted in a presentation at the XXVI International Association of Parkinsonism and Related Disorders (IAPRD) World Congress, a research conference dedicated to Parkinson’s disease and other disorders affecting muscle tone and motor control, being held virtually May 1-4, 2021.

“These data demonstrate that our Structurally Targeted Allosteric Regulators (STARs) compounds open a new potential approach for direct treatment of GBA1 Parkinson’s disease by guiding misfolded forms of the GCase enzyme to their proper shape and restoring enzymatic activity,” said Manolo Bellotto, Ph.D., General Manager and President at Gain. “STARs bind to novel allosteric binding sites identified using our proprietary Site-Directed Enzyme Enhancement Therapy (SEE-Tx™) drug discovery platform, stabilize and restore enzymatic activity to misfolded GCase. The restoration of GCase activity results in the depletion of the toxic phosphorylated and aggregated forms of α-synuclein and a reversal of the neurodegenerative process resulting in improved locomotor activity in a Parkinson’s disease model in rats. We will continue to further explore the potential of these compounds in Parkinson’s disease and α-synucleopathies.”

Ricardo Feldman, Ph.D., Associate Professor of Microbiology and Immunology at the University of Maryland School of Medicine, stated, "Our laboratory is using human induced pluripotent stem cells (iPSC) derived from patients with GD and GBA-associated Parkinson’s disease to test the efficacy of the two lead STAR chaperones developed by Gain Therapeutics. Our early studies in iPSC-derived neurons from neuronopathic GD patients show that both STAR compounds, GT-02287 and GT-02329 are very effective in meeting target goals. These include increasing the levels of GCase protein, its transport to the lysosome, and decreasing levels of pathogenic α-synuclein. As the work in our laboratory progresses, we look forward to working with Gain’s team to further advance its GBA program.”

Eric I. Richman, Chief Executive Officer, added, “There have been many promising treatments for Parkinson’s disease that have not come to fruition. Through partnerships with the Michael J. Fox Foundation and the Silverstein Foundation for Parkinson with GBA, we identified two STAR lead candidates that have the potential to help Parkinson’s patients with GBA1 gene mutations as well as patients whose GCase protein is misfolded due to aging cellular processes. Our preclinical data demonstrates that our STAR compounds successfully target protein misfolding rather than treating symptoms of the disease, and we are honored our abstract is recognized as one of the top 10 best abstracts at IAPRD this year.”

Key findings from the presentation are highlighted below. To access the presentation please visit the    Publications section of the Gain website.

Preclinical Development of Brain-Penetrant Structurally Targeted Allosteric Regulators (STARs) for the Treatment of GBA1 Parkinson’s Disease and Related α-Synucleopathies

The presented results highlight data from preclinical cell cultures and rodent models, including rotenone models of Parkinson’s disease. STARs bound misfolded forms of GCase trapped in the endoplasmic reticulum (ER) and enhanced the processing from the ER to the lysosome. This improved lysosomal GCase activity restored normal lysosomal and autophagic activity and ultimately decreased α-synuclein levels.

●	Two lead STAR candidates (GT-02287 and GT-02329) were identified using Gain’s proprietary SEE-

Tx™ drug discovery platform

●	Both STAR compounds stabilized GCase and enhanced its enzymatic activity in human fibroblasts isolated from patients with GBA1-related Gaucher disease, which has a similar genetic profile to Parkinson’s disease
●	Both STAR compounds were neuroprotective and lowered α-synuclein pathology in primary rat dopaminergic neurons
●	When delivered orally, GT-02329 successfully penetrated the blood brain barrier and enhanced GCase activity and protein levels in the striatum of wild-type mice
●	GT-02287 reduced α-synuclein accumulation in both cell culture and rat models of Parkinson’s disease
●	GT-02287 improved locomotor activity in rats treated with rotenone, a model of Parkinson’s disease that reproduces certain features of the human disease

About SEE-Tx™

SEE-Tx is the first technology platform exclusively designed to use the 3D structure of proteins to systematically identify allosteric binding sites never described previously and predict their druggability. Powered by supercomputers, its novel algorithm orchestrates molecular modeling at a speed and efficiency that has the potential to redefine drug discovery.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is redefining drug discovery with its SEE-Tx™ target identification platform. By identifying and optimizing allosteric binding sites that have never before been targeted, Gain is unlocking new treatment options for difficult-to-treat disorders characterized by protein misfolding. Gain was established in 2017 with the support of its founders and institutional investors. It has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. In July 2020, Gain Therapeutics, Inc. completed a share exchange with Gain Therapeutics, SA, a Swiss corporation, whereby GT Gain Therapeutics SA became a wholly owned subsidiary of Gain Therapeutics, Inc.

Forward-Looking Statements

Any statements in this release that are not historical facts may be considered to be “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Such statements include, but are not limited to, statements regarding the market opportunity for Gain’s product candidates; and the business strategies and development plans of Gain. Some of the potential risks and uncertainties that could cause actual results to differ from those expected include Gain’s ability to: make commercially available its products and technologies in a timely manner or at all; enter into other strategic alliances, including arrangements for the development and distribution of its products; obtain intellectual property protection for its assets; accurately estimate its expenses and cash burn and raise additional funds when necessary. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Gain does not undertake any obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Gain Therapeutics Investor Contact:

Daniel Ferry LifeSci Advisors

+1 617-430-7576

daniel@lifesciadvisors.com

Gain Therapeutics Media Contact:

Madeline Joanis

LifeSci Communications

+1 646-751-4366

mjoanis@lifescicomms.com